Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports Second Quarter 2012 Results

And Updates Guidance

Second Quarter 2012 Highlights:

•	Revenues of $90.7 million, a 6% decrease from 2Q11

•	Net income per unit of $0.46, a decrease of 11% from 2Q11((

•	Distributable cash flow of $70.7 million, a decrease of 17% from 2Q11

•	Distribution of $0.55 per unit, a 2% increase over 2Q11

•	Metallurgical production accounted for 33% of production and 45% of coal royalty revenues for the first six months

Updated Guidance for 2012

•	Lowers midpoint of revenue by $5 million and earnings per unit by $0.05

•	Increases midpoint of distributable cash flow by $5 million

HOUSTON, August 6, 2012 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $90.7 million and net income per unit of $0.46 for the second quarter 2012. In addition, NRP reported distributable cash flow, a non-GAAP measure, of $70.7 million.

“As reflected in our second quarter results, our coal lessees are performing better than the industry as a whole in this weak market. Our emphasis on metallurgical coal and our expansion into the Illinois Basin helped through the first half of this year when the thermal market has been under pressure from low natural gas prices, mild winter weather, and regulatory pressures,” said Nick Carter, President and Chief Operating Officer. “We also benefitted from our recent diversification efforts, as our revenues other than coal royalties increased by 10% over the second quarter of 2011.”

NRP Reports 2Q12 Results and Updates Guidance	Page 2 of 12

Highlights	Quarter Ended			Six Months Ended
	June 2012	June 2011	% Change	June 2012	June 2011	% Change
	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$90,664	$96,532	-6%	$182,536	$181,384	1%
Coal production	11,982	12,028	0%	24,097	23,974	1%
Coal royalty revenues	$62,878	$71,242	-12%	$122,794	$136,607	-10%
Average coal royalty revenue per ton	$5.25	$5.92	-11%	$5.10	$5.70	-11%
Revenues other than coal royalties	$27,786	$25,290	10%	$59,742	$44,777	33%

Net Income
Net income to limited partners	$48,939	$55,082	-11%	$99,222	$99,458	0%
Net income per unit	$0.46	$0.52	-12%	$0.94	$0.94	0%
Average units outstanding	106,028	106,028	0%	106,028	106,028	0%
Distributable cash flow(1)	$70,653	$84,946	-17%	$107,080	$124,021	-14%

(1)	See Non-GAAP reconciliation

Revenues

Second Quarter

Total revenues for the second quarter were $90.7 million, a decline of 6% from the second quarter 2011. While quarterly coal production remained flat compared to second quarter 2011, coal royalty revenues decreased 12%, quarter over quarter, to $62.9 million. The decline in coal royalty revenues was partially due to a greater proportion of our production coming from our Illinois properties that sell at lower prices, some new production from properties on old leases with very low royalty rates and some decline in overall prices. This decline was partially offset by a $2.5 million, or 10%, increase in revenues other than coal royalty revenues to $27.8 million, mainly due to increases in infrastructure fees resulting from additional throughput, increases in oil and gas revenues due to lease bonuses and an increase in gain on sales of assets.

Six Months

Total revenues for the first six months increased 1% over the 2011 period to $182.5 million. While coal royalty revenues declined approximately 10% due to $0.60 per ton lower coal royalty realizations, other revenues more than offset that decline. The lower realizations per ton resulted from lower prices received in Appalachia on both thermal and metallurgical coal and new production offsetting the decline in Central Appalachian production that receives lower prices. Metallurgical coal accounted for 33% of NRP’s production and 45% of its coal royalty revenues for the first six months of 2012 compared to 37% of production and 47% of coal royalty revenues in 2011.

Revenues other than coal royalty revenues increased $15.0 million from the first six months of 2011 to $59.7 million mainly due to a $9.6 million minimum recognized as revenue in the first quarter on the Gatling Ohio property. In addition, overriding royalties increased $2.1 million due to increased production on override properties and the new Sugar Camp override purchased late in the first quarter 2012.

NRP Reports 2Q12 Results and Updates Guidance	Page 3 of 12

Operating Expenses

Second Quarter

Total operating costs and expenses for the second quarter 2012 totaled $27.2 million, down modestly from the 2011 quarter.

Six Months

Total operating costs and expenses for the first six months of 2012 were $54.2 million, down $2.6 million from 2011 mainly due to lower depreciation, depletion and amortization.

Net income

Second Quarter

Net income to the limited partners totaled $48.9 million, down $6.1 million from the 2011 second quarter, due to lower coal royalty revenues.

Net income per unit was $0.46 compared to the $0.52 per unit reported in 2011.

Six Months

Net income attributable to the limited partners for the first six months of 2012 was $99.2 million, or $0.94 per unit, flat with the prior year.

Distributable cash flow

Second Quarter

Second quarter distributable cash flow of $70.7 million was $14.3 million lower than the second quarter of 2011, mainly due to lower revenues and a $5.4 million increase in the reserve for future principal payments on NRP’s senior notes.

Six Months

Distributable cash flow for the first six months of 2012 decreased $16.9 million to $107.1 million from 2011 primarily due to an increase in the reserve for future principal payments on NRP’s senior notes of $10.4 million and increased interest payments of $6.1 million due to increased borrowings.

NRP Reports 2Q12 Results and Updates Guidance	Page 4 of 12

Second Quarter 2012 Compared to First Quarter 2012

Highlights	2Q12	1Q12	% Change
	(in thousands, except per ton and per unit)
Total revenues	$90,664	$91,872	-1%
Coal production	11,982	12,115	-1%
Coal royalty revenues	$62,878	$59,916	5%
Average coal royalty revenue per ton	$5.25	$4.95	6%
Revenues other than coal royalty	$27,786	$31,956	-13%
Net income to limited partners	$48,939	$50,283	-3%
Net income per unit	$0.46	$0.47	-2%
Average units outstanding	106,028	106,028	0%
Distributable cash flow(1)	$70,653	$36,427	94%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues for the second quarter decreased 1% over the first quarter 2012 to $90.7 million. Coal royalty revenues increased $3.0 million, or 5% on virtually flat volume due to a 6% increase in the average coal royalty revenue per ton mainly as a result of increased sales of metallurgical coal offsetting lower thermal coal production, particularly in Appalachia. With respect to revenues other than coal royalty, NRP saw increases in infrastructure fees of $2.2 million and received two lease bonus payments on oil and gas totaling $2.5 million, and gains recorded on a right of way condemnation and the sale of a small property garnered $4.1 million. The first quarter of 2012 included the $9.6 million minimum recognized as revenue associated with the Gatling Ohio property.

Operating Expenses

Total operating costs and expenses for the second quarter of 2012 totaled $27.2 million, nearly flat with the preceding quarter.

Net income

Net income to the limited partners for the second quarter 2012 totaled $48.9 million, or $0.46 per unit compared to the first quarter 2012 net income of $50.3 million or $0.47 per unit.

Distributable cash flow

Distributable cash flow increased $34.2 million, or 94%, to $70.7 million due to positive working capital changes in the balance sheet. In the first quarter of each year, NRP has a large outflow of cash payments for interest expense, incentive compensation plans, and property and franchise taxes. In addition, in the second quarter NRP received significant minimums and collections of accounts receivable.

NRP Reports 2Q12 Results and Updates Guidance	Page 5 of 12

Market Outlook

“The current thermal coal market continues to be weak,” said Nick Carter. “Beginning in early 2012, due to low natural gas prices, gas fired plants began to substitute for coal fired plants in electricity generation. In addition, unusually warm winter weather, combined with governmental regulations, decreased overall demand and created large stockpiles of coal at the utilities. The coal industry has responded with reduced production. While natural gas prices have risen in recent months, they are still not to the level to cause significant switching back to coal fired power plants. However, the unusually warm weather experienced over the last month across much of the Mid Atlantic and Northeast has caused some previously idled coal plants to be brought back on line. As the market slowly recovers, our focus on Illinois Basin thermal coal should benefit us because we believe that the Illinois Basin will recover ahead of Central Appalachia.”

Mr. Carter added that, “the metallurgical coal market, while significantly stronger than the thermal market, has seen some softening recently due to a slowing of the Asian economies resulting in a slight slowdown in steel production. We are, however, waiting to see the response of the governments in Asia regarding any type of stimulus to spur growth. Domestic metallurgical coal demand was strong in the first half of the year mainly due to strong automobile manufacturing, but there have been signs of slight weakening recently. On a more positive note, we have experienced unprecedented exports of both thermal and metallurgical coal this year, putting the country on track to have another record year for exports of coal.”

Acquisitions and Liquidity

In the second quarter 2012, NRP invested $26.7 million in acquisitions of oil and gas reserves located in Oklahoma and funded the final payment of $500 thousand associated with remaining obligations on a previously announced acquisition.

As of June 30, 2012, NRP had $227 million in available capacity under its credit facility and approximately $122 million in cash. The final $40 million acquisition of Hillsboro reserves in the Illinois Basin will occur in August 2012 when the longwall mining unit commences operation.

Guidance Update

	Revised 2012 Guidance			Original 2012 Guidance
	(Range) (in millions except per unit)			(Range) (in millions except per unit)
Coal royalty revenues	$245.0	-	$260.0	$265.0	-	$295.0
Coal production tonnage (mm tons)	48.0	-	54.0	52.0	-	58.0
Total revenues	$340.0	-	$365.0	$335.0	-	$380.0
Distributable cash flow	$220.0	-	$240.0	$210.0	-	$240.0
Net income per unit	$1.65	-	$1.85	$1.65	-	$1.95

NRP Reports 2Q12 Results and Updates Guidance	Page 6 of 12

NRP is slightly adjusting its guidance for 2012. While coal royalty revenues are forecasted to be lower than originally forecast, revenues other than coal royalty are forecasted to offset much of this decline. NRP is now lowering the midpoint of the range of total revenues by approximately $5 million and net income by $0.05 per unit. The midpoint of the range for distributable cash flow has been increased by $5.0 million due to the receipt of proceeds from a condemnation of a right-of-way in West Virginia and the sale of an asset. In both the original guidance and the revised guidance NRP has reserved an additional $21.1 million for principal payments due in 2013 above the payments being made in 2012.

Distributions

As reported on July 19, 2012, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit, an increase of 1.9 percent over the second quarter 2011 and flat with the first quarter 2012.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations and proceeds from assets sales and returns on direct financing leases and contractual overrides less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market condition, borrowing capacity and any references to future guidance. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends,

NRP Reports 2Q12 Results and Updates Guidance	Page 7 of 12

current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

12-14	-Financial statements follow-

NRP Reports 2Q12 Results and Updates Guidance	Page 8 of 12

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		Six Months Ended
	June 2012	June 2011	June 2012	June 2011
	(unaudited)		(unaudited)
		(restated)		(restated)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,689	$5,180	$7,697	$9,861
Central	38,403	55,119	80,475	100,561
Southern	6,718	3,447	11,021	8,188

Total Appalachia	$49,810	$63,746	$99,193	$118,610
Illinois Basin	12,912	6,225	21,681	15,285
Northern Powder River Basin	310	1,120	1,772	2,513
Gulf Coast Lignite	(154)	151	148	199

Total	$62,878	$71,242	$122,794	$136,607

Coal royalty production (tons):
Appalachia
Northern	1,651	1,199	4,052	2,374
Central	6,507	8,023	13,041	15,350
Southern	835	472	1,388	1,120

Total Appalachia	8,993	9,694	18,481	18,844
Illinois Basin	2,910	1,758	5,001	4,034
Northern Powder River Basin	126	425	595	905
Gulf Coast Lignite	(47)	151	20	191

Total	11,982	12,028	24,097	23,974

Average royalty revenue per ton:
Appalachia
Northern	$2.84	$4.32	$1.90	$4.15
Central	5.90	6.87	6.17	6.55
Southern	8.05	7.30	7.94	7.31
Total Appalachia	5.54	6.58	5.37	6.29
Illinois Basin	4.44	3.54	4.34	3.79
Northern Powder River Basin	2.46	2.64	2.98	2.78
Gulf Coast Lignite*	NM	1.00	7.40	1.04
Combined average royalty revenue per ton	$5.25	$5.92	$5.10	$5.70

Aggregates:
Royalty revenues	$1,702	$1,737	$3,418	$2,931
Aggregate royalty bonus	—	94	—	94
Production	1,447	1,671	2,814	2,936
Average base royalty per ton	$1.18	$1.04	$1.21	$1.00

Oil and gas:
Royalty revenues	$4,078	$1,996	$5,466	$4,988

*	(NM) Not meaningful

NRP Reports 2Q12 Results and Updates Guidance	Page 9 of 12

Natural Resource Partners L.P.

Consolidated Statements of Income

(in thousands, except per unit data)

	Quarter Ended		Six Months Ended
	June 2012	June 2011	June 2012	June 2011
	(unaudited)		(unaudited)
		(restated)		(restated)
Revenues:
Coal royalties	$62,878	$71,242	$122,794	$136,607
Aggregate royalties	1,702	1,831	3,418	3,025
Processing fees	3,138	3,173	5,264	6,262
Transportation fees	5,246	3,745	9,354	7,843
Oil and gas royalties	4,078	1,996	5,466	4,988
Property taxes	3,331	3,577	7,819	6,589
Minimums recognized as revenue	938	2,520	12,652	3,027
Override royalties	3,497	3,492	8,639	6,535
Other	5,856	4,956	7,130	6,508

Total revenues	90,664	96,532	182,536	181,384
Operating costs and expenses:
Depreciation, depletion and amortization	15,172	17,435	27,581	31,757
General and administrative	7,029	6,439	15,979	16,635
Property, franchise and other taxes	3,771	3,306	8,787	7,003
Transportation costs	527	523	1,000	991
Coal royalty and override payments	673	159	873	467

Total operating costs and expenses	27,172	27,862	54,220	56,853

Income from operations	63,492	68,670	128,316	124,531
Other income (expense)
Interest expense	(13,578)	(12,429)	(27,138)	(23,016)
Interest income	24	16	69	24

Income before non-controlling interest	$49,938	$56,257	$101,247	$101,539

Less non-controlling interest	—	51	—	51

Net income	$49,938	$56,206	$101,247	$101,488

Net income attributable to:
General partner	$999	$1,124	$2,025	$2,030

Holders of incentive distribution rights	$—	$—	$—	$—

Limited partners	$48,939	$55,082	$99,222	$99,458

Basic and diluted net income per limited partner unit:	$0.46	$0.52	$0.94	$0.94

Weighted average number of units outstanding:	106,028	106,028	106,028	106,028

Comprehensive income	$49,951	$56,218	$101,270	$101,513

NRP Reports 2Q12 Results and Updates Guidance	Page 10 of 12

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		Six Months Ended
	June 2012	June 2011	June 2012	June 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$49,938	$56,206	$101,247	$101,488
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	15,172	17,435	27,581	31,757
Gain on sale of assets	(4,108)	—	(4,108)	—
Gain on reserve swap	—	(2,990)	—	(2,990)
Non-cash interest charge, net	151	118	300	268
Non-controlling interest	—	51	—	51
Change in operating assets and liabilities:
Accounts receivable	7,088	745	5,851	(3,785)
Other assets	(176)	310	24	532
Accounts payable and accrued liabilities	(521)	662	562	(485)
Accrued interest	2,737	8,902	(158)	1,868
Deferred revenue	9,000	7,085	6,551	12,519
Accrued incentive plan expenses	1,331	1,697	(5,261)	(1,130)
Property, franchise and other taxes payable	1,910	1,425	(582)	(1,413)

Net cash provided by operating activities:	82,522	91,646	132,007	138,680

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(26,727)	(14,546)	(94,453)	(99,368)
Acquisition or construction of plant and equipment	(492)	(163)	(492)	(325)
Proceeds from sale of assets	285	1,000	285	1,100
Return on direct financing lease and contractual override	904	—	904	—
Acquisition of contracts	—	—	(59,009)	—

Net cash used in investing activities	(26,030)	(13,709)	(152,765)	(98,593)

Cash flows from financing activities:
Proceeds from loans	26,000	250,000	73,000	335,000
Repayment of loans	(7,917)	(187,633)	(23,108)	(202,826)
Deferred financing costs	—	(1,052)	—	(1,052)
Payment of obligation related to acquisitions	(500)	(4,025)	(500)	(4,025)
Costs associated with equity transactions	—	(108)	—	(140)
Distributions to partners	(59,505)	(58,422)	(121,582)	(116,845)

Net cash provided by (used in) financing activities	(41,922)	(1,240)	(72,190)	10,112

Net increase (decrease) in cash and cash equivalents	14,570	76,697	(92,948)	50,199
Cash and cash equivalents at beginning of period	107,404	69,008	214,922	95,506

Cash and cash equivalents at end of period	$121,974	$145,705	$121,974	$145,705

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$10,684	$3,400	$26,976	$20,859

Non-cash activities:
Obligation related to purchase of reserves and infrastructure	$—	$2,100	$—	$4,100

NRP Reports 2Q12 Results and Updates Guidance	Page 11 of 12

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

ASSETS
	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$121,974	$214,922
Accounts receivable, net of allowance for doubtful accounts	33,029	30,923
Accounts receivable - affiliates	12,897	10,138
Other	526	832

Total current assets	168,426	256,815
Land	24,515	24,534
Plant and equipment, net	42,967	46,185
Coal and other mineral rights, net	1,324,654	1,257,501
Intangible assets, net	72,972	75,164
Loan financing costs, net	4,569	4,846
Long-term contracts receivable - affiliates	55,371	—
Other assets, net	886	604

Total assets	$1,694,360	$1,665,649

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$2,905	$2,366
Accounts payable - affiliates	398	375
Obligation related to acquisitions	—	500
Current portion of long-term debt	87,230	30,801
Accrued incentive plan expenses - current portion	6,982	8,374
Property, franchise and other taxes payable	5,734	6,316
Accrued interest	10,603	10,761

Total current liabilities	113,852	59,493
Deferred revenue	118,373	113,303
Accrued incentive plan expenses	7,801	11,670
Long-term debt	829,731	836,268
Partners’ capital:
Common units outstanding (106,027,836)	611,845	629,253
General partner’s interest	10,162	10,517
Non-controlling interest	3,066	5,638
Accumulated other comprehensive loss	(470)	(493)

Total partners’ capital	624,603	644,915

Total liabilities and partners’ capital	$1,694,360	$1,665,649

NRP Reports 2Q12 Results and Updates Guidance	Page 12 of 12

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		Six Months Ended
	June 2012	June 2011	June 2012	June 2011
	(unaudited)		(unaudited)
Net cash provided by operating activities	$82,522	$91,646	$132,007	$138,680
Less scheduled principal payments	(7,917)	(8,633)	(23,108)	(23,826)
Less reserves for future scheduled principal payments	(13,058)	(7,700)	(26,116)	(15,759)
Add reserves used for scheduled principal payments	7,917	8,633	23,108	23,826
Return on direct financing lease and contractual override	904	—	904	—
Proceeds from sale of assets	285	1,000	285	1,100

Distributable cash flow	$70,653	$84,946	$107,080	$124,021

-end-